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Exhibit 11a

Statement re computation of earnings per share.










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                                 EXHIBIT 11(a)


                              GROSSMAN'S INC.

                     COMPUTATION OF EARNINGS PER SHARE
                   (in thousands, except per share data)



                                                THREE MONTHS ENDED
                                                      MARCH 31,
                                                -------------------
                                                  1994       1993
                                                  ----       ----
Net income (loss) for primary and
  fully diluted earnings per share              $(7,827)    $(8,174)
                                                =======     =======

Weighted average number of shares
  outstanding                                    25,725      25,617

Net effect of dilutive stock options                 -           -
                                                -------     -------

Total weighted average shares
  outstanding and common stock
  equivalents used in primary
  calculation of earnings per share              25,725      25,617

Additional dilution from stock
  options                                            -           -
                                                -------     -------


Total weighted average shares
  outstanding and common stock
  equivalents used in fully diluted
  calculation of earnings per share              25,725      25,617
                                                =======     =======


Primary earnings (loss) per share               $ (0.30)    $ (0.32)
                                                =======     =======

Fully diluted earnings (loss) per share         $ (0.30)    $ (0.32)
                                                =======     =======


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